UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01      Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K dated November 26, 2008, Macatawa Bank Corporation (the “Company”) entered into a into a definitive Settlement and Release and Stock and Warrant Issuance Agreement dated November 26, 2008 (the “Settlement Agreement”) in connection with the legal proceedings related to Trade Partners, Inc. The legal proceedings related to Trade Partners are more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The parties to the Settlement Agreement are Macatawa Bank Corporation, Macatawa Bank, Richard Deardorff, and the law firms Nickens, Keeton, Lawless, Farrell & Flack LLP and Moulton & Meyer, LLP, counsel for the majority of plaintiffs.

On January 30, 2009, the Settlement Agreement was amended. A copy of the First Amended Settlement and Release and Warrant Issuance Agreement (the “Amended Agreement”) is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Under the terms of the Amended Agreement, if all contingencies are satisfied and the settlement becomes final, the Company will pay the plaintiffs $5.75 million in cash, and issue warrants to purchase a total of 1,500,000 shares of common stock at an exercise price of $9.00 per share with the warrants having a term of five years from the date of issuance. The Amended Agreement further provides that the plaintiffs are to receive amounts collected by the Company from other defendants up to $250,000. If the Company collects less than $250,000 from these other defendants, it is to make up the difference with cash. The Company’s insurers will contribute $950,000 to the cash portion of the settlement. The Amended Agreement includes revised deadlines for satisfying certain contingencies. Under the terms of the Amended Agreement, the Company will not issue shares of common stock as part of the settlement (except pursuant to the warrant as described above).

The settlement involves no admission of fault or wrongdoing by the Company or Macatawa Bank.

Prior to the Amended Agreement, the original Settlement Agreement provided for a settlement of $2.75 million in cash, $250,000 in cash from third parties defendants or the Company, common stock valued at $3.0 million and three warrants for each share of common stock to be issued in the proposed settlement. Under the original Settlement Agreement (prior to the Amended Agreement), the common stock was to have been issued at a price based on the average closing price for the 20 trading days preceding the date the settlement would have become final after the contingencies are satisfied. Under the original Settlement Agreement prior to the Amended Agreement, the stock warrants would have expired after three years and would have had an exercise price equal to 150% of the price per share at which the common stock is issued with the result that the number of shares and warrants to be issued would have been determined based on the stock price at the time the settlement becomes final.

Certain contingencies contained in the Amended Agreement remain beyond the Company’s control and there can be no assurance about if and when such additional contingencies will be satisfied. The contingencies include a contingency that no later than April 30, 2009, ninety-eight percent (98%) of the total number of plaintiffs and ninety-eight percent (98%) of the total dollar amount of the claims must be resolved by said plaintiffs signing a release of claims.

If the contingencies are not satisfied, the Trade Partners litigation will not be settled and the litigation process will resume. If the additional contingencies are satisfied and the settlement becomes final, the Company will publicly announce the details of the final settlement, which might not happen until the second quarter of 2009.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1 –	First Amended Settlement and Release and Warrant Issuance Agreement dated January 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2009	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer